EXHIBIT 99.1
HOLLYWOOD MEDIA CORP. ANNOUNCES COMPLETION OF SALE OF
BROADWAY TICKETING DIVISION

BOCA RATON, Fla., December 16, 2010 – Hollywood Media Corp. (Nasdaq: HOLL), a leading provider of online ticketing services and entertainment-related offerings, today announced the completion of its previously announced sale of its Broadway Ticketing business, which includes Broadway.com, to privately held Key Brand Entertainment Inc.  The transaction was effected through the sale of all of the outstanding capital stock of Theatre Direct NY, Inc., a wholly-owned subsidiary of Hollywood Media.  The transaction was approved by Hollywood Media’s shareholders at a special meeting held on December 10, 2010 with approximately 77% of votes in support of the transaction.  Total consideration for the transaction is estimated at approximately $45.1 million, assuming all contingent amounts are paid.

As detailed in the definitive proxy statement dated October 20, 2010, the Company expects to either pay a one-time special cash dividend to its shareholders of approximately $0.60 per share of Hollywood Media common stock, totaling approximately $18 million, or to engage in a self-tender offer to purchase shares of Hollywood Media common stock at a per-share price to be determined in the future, totaling approximately $18 million.  Additional details on the transaction are contained in the definitive proxy statement.

With the transaction completed, Hollywood Media retains the following businesses and interests: its Ad Sales Division including the U.K.-based CinemasOnline, its 26.2% equity interest in MovieTickets.com, its Intellectual Properties Division consisting of a 51% interest in Tekno Books and a 50% interest in NetCo Partners, an earnout from a previously sold business, and the right to receive payments in connection with the sale of the Broadway Ticketing Division.

Mitchell Rubenstein, CEO of Hollywood Media, commented, “We started Broadway.com in 2000 with just a domain name and built it into an industry leader with revenues over $100 million and a loyal customer base.  The growth of the business, culminating in today’s sale, was only possible with the hard work of the talented team Laurie Silvers, President, and I assembled over the years led by Matt Kupchin and including Jerome Kane, Scott Gomez, Steve Prager, Paul Wontorek and Donna Eldridge. We would like to thank them sincerely for their efforts to establish Broadway.com as the place to buy Broadway tickets.”

Peter J. Solomon Company advised Hollywood Media and provided a fairness opinion to its board of directors in connection with the sale of its Broadway Ticketing Division.  Weil Gotshal & Manges, LLP served as legal counsel for Hollywood Media.  Foley & Lardner LLP was special counsel to Hollywood Media.

About Hollywood Media Corp.

Following the sale of its Broadway Ticketing business, Hollywood Media operates two main divisions: the Ad Sales Division, including the U.K.-based CinemasOnline and a 26.2% equity interest in MovieTickets.com, Inc., and the Intellectual Properties Division consisting of a 51% interest in Tekno Books and a 50% interest in NetCo Partners.

Note on Forward-Looking Statements
Statements in this press release may be “forward-looking statements” within the meaning of federal securities laws. The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties, including, but not limited to, the need to manage our growth, our ability to realize anticipated revenues and cost efficiencies, our ability to develop and maintain strategic relationships, technology risks, the volatility of our stock price, the timing and amount of any special cash dividend or self-tender offer,  the possibility of not receiving payments on the subordinated loan and the potential earnout under the purchase agreement and related ancillary documents, the timing and amount of the payments received by Hollywood Media on the subordinated loan and the potential earnout under the purchase agreement and related ancillary documents, the ability of Hollywood Media to exercise or put the warrant issued pursuant to the purchase agreement, the possibility of our common stock being delisted from The NASDAQ Global Market and not qualifying for trading on another exchange or market (such as The NASDAQ Capital Market, the American Stock Exchange or the over-the-counter market), and other risks and factors described in Hollywood Media Corp.’s filings with the Securities and Exchange Commission including our Form 10-K for 2009. Such forward-looking statements speak only as of the date on which they are made.

Contact:
Investor Relations Department
Hollywood Media Corp.
L. Melheim
ir@hollywoodmedia.com
561-998-8000